SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ] Definitive Proxy Statement

[x] Definitive Additional Materials

[ ] Soliciting Material under Rule 14a-12

Money Market Obligations Trust

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

[ ] Fee paid previously with preliminary proxy materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

Money Market Obligations Trust

Your Immediate Response Is Needed!

We recently sent you proxy materials concerning your investment in one or more of the funds in the Money Market Obligations Trust (the “Trust”). To date, we have not received your vote on the important matters to be decided at the special meeting of shareholders scheduled for August 6, 2015.

Please Vote Today - Every Vote Counts

It is important that we receive your vote by August 6, 2015. Not only will this help avoid the need to postpone the special meeting, it will also prevent the funds and their shareholders from incurring the additional expense of soliciting votes. If you have any questions or are ready to vote, please call the number listed below:

1-855-486-7902

Voting is easy! Choose one of the following methods:

Use the internet, 24 hours a day, 7 days a week, to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Please have your proxy card in hand when you access the website and follow the instructions to vote.

Return your completed voting form in the provided postage-paid envelope so it is received by August 6, 2015.

Simply call the phone number above Monday – Friday, 9:00 a.m. – 10:00 p.m., Eastern Time to speak with a proxy specialist.

OR

Call the phone number listed on your voting form using any touch-tone telephone, 24 hours a day, 7 days a week, toll-free, to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

THANK YOU FOR VOTING.

MMOTR1